SENTRY PETROLEUM SIGNS CONDITIONAL AGREEMENT TO ACQUIRE LARGEST LAND HOLDINGS IN COMMERCIALLY PROVEN OIL AND GAS BASIN

Denver, Colorado - (Marketwire - August 1, 2008) - -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB: SPLM) announced today that it has signed a conditional agreement to acquire Authorities to Prospect #862, #864 and #866 and rights to all conventional oil and gas deposits giving the company an unprecedented land position in the commercially proven Adavale Basin in Australia.

If regulatory approval of the acquisition is obtained, Sentry Petroleum will become one of the largest net onshore acreage holders in Australia. Dr. Rajeswaran commented, "We have assembled a very good exploration, production and development team. It will take our combined efforts to realize the potential that Sentry represents. Alan Hart will be instrumental in key exploration activities in the Adavale Basin and especially with the Sherwood Park Project."

The company advises that the acquisition is subject to regulatory approval and that Alan Hart will assume the responsibilities associated with the autumn exploration program and Dr. Rajeswaran will assume the responsibilities of Chief Executive Officer.

About Sentry Petroleum
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.
14 Wall Street,
20th Floor
New York, NY 10005
212.344.6464 or 800.477.7570
p.niemetz@panconsultants.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.